Scholastic Reports Fiscal 2023 Third Quarter Results
Continued Growth in Children’s Books, Led by Book Fairs, Despite Challenging Bookselling Market
Over $53M Returned to Shareholders in Quarter; Board Authorizes Additional $50M for Share Repurchases
New York – March 23, 2023 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal third quarter ended February 28, 2023.

Peter Warwick, President and Chief Executive Officer, said, “Scholastic navigated short-term headwinds in domestic and international markets, which contributed to modest sales declines and higher losses in our seasonally small third quarter. The Company used its strong balance sheet to return over $53 million to shareholders through our dividend and expanded open-market share repurchases, while continuing to invest in strategic growth opportunities. Scholastic remains committed to deploying its capital to drive long-term growth and sustained value for its shareholders and other stakeholders.

“The Children’s Books segment sustained growth and outperformed the overall retail children’s book market in Q3, as Book Fairs continued to perform strongly. Investments in innovation and improved fair experience since the pandemic drove both higher fair count and revenue per fair. Book Clubs results came in lower, reflecting the timing of shipments a year ago. Multiple Scholastic titles again made bestseller lists, but Trade sales declined, as major book retailers slowed their ordering.

“In Education Solutions results declined partly reflecting ongoing purchasing delays by school and district administrators, who continue to focus on managing staffing shortages. As we actively manage the sales pipeline, we continue to invest in new go-to-market capabilities to advance our literacy platform strategy. We also announced key new products and collaborations last quarter that will contribute to segment results over the long term.

“With tougher market conditions expected to continue into Q4, we have updated our fiscal 2023 outlook. We have quickly adjusted short-term spending, in line with our revised top-line outlook, and focused on initiatives to improve margins. Critically, the long-term outlook for the importance of children’s books and of solutions to raise literacy rates remains as strong as ever, as does our optimism in Scholastic’s ability to grow and uniquely meet these critical needs.”

Outlook

The Company has updated its guidance for fiscal year 2023 and now expects Adjusted EBITDA (as defined in the accompanying tables) of $175 million to $185 million (compared to a range of $195 to $205 million, previously). Full-year revenue is expected to grow approximately 4% (compared to a range of 8% to 10%, previously), as the Company takes additional steps to manage spending and preserve margins in line with its updated outlook.
Fiscal 2023 Q3 Review

In $ millions	Third Quarter		Change
	Fiscal 2023	Fiscal 2022	$	%
Revenues	$324.9	$344.5	$(19.6)	(6)%

Operating income (loss)	$(27.7)	$(19.5)	$(8.2)	(42)%
Earnings (loss) before taxes	$(26.2)	$(19.8)	$(6.4)	(32)%

Operating income (loss), ex. one-time items *	$(27.7)	$(16.7)	$(11.0)	(66)%
Earnings (loss) ex. one-times *	$(26.2)	$(17.0)	$(9.2)	(54)%
Adjusted EBITDA *	$(5.4)	$5.9	$(11.3)	(192)%

* Please refer to the non-GAAP financial tables attached

Revenues decreased $19.6 million to $324.9 million, partly reflecting softening retail demand for children’s books, which impacted Trade sales in the U.S. and major international markets. Despite these headwinds, the Children’s Book Publishing and Distribution segment revenues grew in the quarter with continued strong performance in the Book Fairs channel, reflecting investments in innovation and improved fair experiences since the pandemic, as well as Scholastic’s unique and trusted position in schools. In addition, continued delays in school and school districts’ purchasing of instructional materials, as they focus on managing staffing challenges, contributed to lower revenues in Education Solutions. The International segment experienced trends similar to the U.S. markets with lower revenues in Trade channels partially offset by improvements in Book Fairs sales.

Operating loss increased $8.2 million to $27.7 million while Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased $11.3 million. In the Children’s Book Publishing and Distribution segment, the softness in the retail market and the timing of prior year’s backlog shipments within Book Clubs negatively impacted operating results but were partially offset by continued improvements in fair count and revenue per fair in Book Fairs. The Company continues to spend on long-term strategic investments within the Education Solutions segment, which impacted segment contribution, as did lower revenues in the quarter.
Quarterly Results
Children’s Book Publishing and Distribution

In the fiscal third quarter, the Children’s Book Publishing and Distribution segment’s revenues increased $3.0 million to $204.0 million.
•Book Fairs revenues increased $27.5 million to $103.5 million on increased number of fairs, higher revenue-per-fair and increased shipments on reward redemptions.
•Trade revenues decreased $11.7 million to $72.8 million, reflecting softness in the retail market, in addition to lower ordering by key wholesalers and retailers adjusting inventory levels to align with improvements in the supply chain and consumer demand. These factors primarily impacted backlist titles but were partially offset by new titles that continue to regularly appear on bestseller lists.
•Book Clubs revenues decreased $12.8 million to $27.7 million primarily driven by the timing of backlog shipments that favorably impacted the third quarter of the prior period by approximately $18 million and a continued decline in order volumes.
Segment operating income decreased $3.1 million due to unfavorable retail market trends and cost pressures on the current Book Club model, partially offset by the improved profitability of Book Fairs.
Education Solutions

Education Solutions segment revenues decreased $7.2 million to $70.0 million, primarily driven by lower sales of instructional products and programs as U.S. schools delay purchase decisions. Revenues for Magazines+™, sponsored programs and digital subscription products remained consistent with the prior period.

Operating income decreased $12.4 million, as the Company continues to spend on strategic investments including higher employee-related costs associated with digital literacy platform integration efforts related to the Learning Ovations acquisition, the launch of the new K-3 phonics system Ready4Reading™, and new technology partnerships, in addition to increased product development efforts to continue to meet the changing needs of the U.S. education market.

International

In local currency, International segment revenues decreased $11.9 million to $50.9 million, primarily related to lower revenues in Canada and the UK as the Trade and Book Clubs channels experienced lower revenues partially offset by the continued strength in Book Fairs. Segment revenues were also impacted by $4.7 million related to the exit of the unprofitable direct-to-consumer business in Asia and unfavorable foreign currency translation of $3.5 million.

Operating loss increased $4.0 million, primarily in Canada and the UK due to unfavorable economic conditions which negatively impact the retail market and has resulted in increases to inflationary cost pressures on freight, paper, fuel and labor. This was partially offset by reduced costs associated with the exited direct-to-consumer business in Asia.

Overhead
Excluding one-time items, overhead costs decreased $8.9 million to $21.3 million, primarily driven by the favorable settlement of litigation matters related to insurance recovery claims and legacy sales tax items.
Capital Position and Liquidity

In $ millions	Third Quarter		Change
	Fiscal 2023	Fiscal 2022	$	%
Net cash (used) provided by operating activities	$7.6	$36.9	$(29.3)	(79)%
Additions to property, plant and equipment and prepublication expenditures	(19.5)	(13.5)	(6.0)	(44)%
Net proceeds from sale of assets	—	—	—	NM
Free cash flow (use)*	$(11.9)	$23.4	$(35.3)	NM

Net cash (debt)*	$193.6	$295.2	$(101.6)	(34)%

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Cash flows from operating activities in the quarter decreased $29.3 million when compared to the prior period on lower customer remittances of approximately $30 million due to lower sales. The Company also decreased inventory purchases by approximately $25 million in the period, which will benefit cash flow next fiscal quarter, due to the timing of payments. Free cash use (a non-GAAP measure of operations explained in the accompanying tables) was $11.9 million, compared to free cash flow of $23.4 million in the prior period, reflecting lower cash flows from operating activities in addition to increased investments associated with product development and operational optimization efforts.

The Company distributed $6.9 million in dividends and repurchased 1,092,646 shares of its common stock for $46.9 million in the third quarter. Year to date, the Company has distributed $18.9 million in dividends and repurchased 1,880,910 shares of its common stock for $80.9 million, which includes 533,793 shares purchased through a modified Dutch auction tender offer for $23.3 million, inclusive of related fees and expenses.

The Company’s Board of Directors has authorized an additional $50 million for repurchases of its common stock under the Company’s stock repurchase program. This authorization increases the aggregate amount of shares, in dollar terms, which may now be repurchased to over $75 million. Under this program, which will continue to be funded with available cash, the Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.
Fiscal Year-To-Date 2023 Review

In $ millions	Year-To-Date		Change
	Fiscal 2023	Fiscal 2022	$	%
Revenues	$1,175.7	$1,128.5	$47.2	4%

Operating income (loss)	$14.3	$31.9	$(17.6)	(55)%
Earnings (loss) before taxes	$16.8	$36.0	$(19.2)	(53)%

Operating income (loss), ex. one-time items*	$14.3	$31.4	$(17.1)	(54)%
Earnings (loss) ex. one-times*	$16.8	$29.3	$(12.5)	(43)%
Adjusted EBITDA*	$81.3	$100.4	$(19.1)	(19)%

* Please refer to the non-GAAP financial tables attached

For the first nine months of fiscal 2023, revenue was $1,175.7 million, compared to $1,128.5 million in the prior year period, an increase of $47.2 million, or 4%. The Company reported earnings per diluted share in the first nine months of the fiscal year of $0.30, compared to earnings per diluted share of $0.80 a year ago. Excluding one-time items in the prior period of $0.14 per diluted share, the Company's earnings per diluted share was $0.30 in the first nine months of fiscal 2023 versus earnings per diluted share of $0.67 in the prior year period.

Adjusted EBITDA (as defined) for the first nine months of fiscal 2023 was a gain of $81.3 million, compared to a gain of $100.4 million in the first nine months of fiscal 2022, a decrease of $19.1 million. The decrease in Adjusted EBITDA was primarily related to the increased strategic spend in the Education Solutions segment coupled with a shift in the timing of first quarter shipments resulting in lower operating income of $32.6 million, lower margins in International of $7.8 million related to the challenging economic conditions in Canada and the UK, partially offset by higher operating income in the Children’s Book Publishing and Distribution segment of $16.5 million on the improved profitability of the book fairs channel.

Net cash provided by operating activities was $28.9 million in the first nine months of the current fiscal year compared to net cash provided by operating activities of $178.5 million in the same period last year. The Company had free cash use (as defined) of $25.7 million in the current fiscal year-to-date, compared to free cash flow of $147.9 million in the prior year period. The year-over-year differences primarily reflect cash flows from a $63.1 million federal tax refund in the prior year period and $114.8 million of higher inventory purchases in the current period, related to the Company’s strategy to acquire inventory earlier in anticipation of increased sales and longer lead times partially offset by an $80.6 million increase in customer remittances. Free cash flow in the current year to date period, as discussed above, also reflects the impact of $36.8 million in capital expenditures and $17.8 million in net prepublication spend.
Additional Information
To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 23, 2023. Peter Warwick, Scholastic President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes best-selling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors: Jeffrey Mathews, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com
Forward-Looking Statements
This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Nine months ended
	02/28/23	02/28/22	02/28/23	02/28/22
Revenues	$324.9	$344.5	$1,175.7	$1,128.5
Operating costs and expenses:
Cost of goods sold	161.1	169.6	566.0	540.9
Selling, general and administrative expenses (1)	178.0	180.8	554.4	512.7
Depreciation and amortization	13.5	13.6	41.0	43.0
Total operating costs and expenses	352.6	364.0	1,161.4	1,096.6
Operating income (loss)	(27.7)	(19.5)	14.3	31.9
Interest income (expense), net	1.4	(0.4)	2.3	(2.2)
Other components of net periodic benefit (cost)	0.1	0.1	0.2	0.1
Gain (loss) on sale of assets and other (2)	—	—	—	6.2
Earnings (loss) before income taxes	(26.2)	(19.8)	16.8	36.0
Provision (benefit) for income taxes (3)	(6.9)	(4.7)	6.1	7.1
Net income (loss)	(19.3)	(15.1)	10.7	28.9
Less: Net income (loss) attributable to noncontrolling interest	(0.1)	0.2	0.1	0.1
Net income (loss) attributable to Scholastic Corporation	$(19.2)	$(15.3)	$10.6	$28.8
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$(0.57)	$(0.44)	$0.31	$0.83
Diluted	$(0.57)	$(0.44)	$0.30	$0.80
Basic weighted average shares outstanding	33,682	34,577	34,178	34,576
Diluted weighted average shares outstanding	34,722	35,761	35,148	35,605

(1) In the three and nine months ended February 28, 2022, the Company recognized pretax severance of $2.5 and $5.7, respectively, and branch consolidation costs of $0.3 and $0.4, respectively. In the nine months ended February 28, 2022, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

(2) In the nine months ended February 28, 2022, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2.

(3) In the three and nine months ended February 28, 2022, the Company recognized a benefit of $0.7 and a provision of $1.8, respectively, for income taxes in respect to one-time pretax items.

(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Nine months ended		Change
	02/28/23	02/28/22	$	%	02/28/23	02/28/22	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$27.7	$40.5	$(12.8)	(32)%	$91.6	$99.2	$(7.6)	(8)%
Book Fairs	103.5	76.0	27.5	36%	372.6	268.2	104.4	39%
Trade	72.8	84.5	(11.7)	(14)%	282.8	301.9	(19.1)	(6)%
Total Revenues	204.0	201.0	3.0	1%	747.0	669.3	77.7	12%
Operating income (loss)	1.9	5.0	(3.1)	(62)%	85.0	68.5	16.5	24%
Operating margin	0.9%	2.5%			11.4%	10.2%

Education Solutions
Revenues	70.0	77.2	(7.2)	(9)%	223.2	236.8	(13.6)	(6)%
Operating income (loss)	0.7	13.1	(12.4)	(95)%	3.4	36.0	(32.6)	(91)%
Operating margin	1.0%	17.0%			1.5%	15.2%

International
Revenues	50.9	66.3	(15.4)	(23)%	205.5	222.4	(16.9)	(8)%
Operating income (loss)	(9.0)	(5.0)	(4.0)	(80)%	(5.8)	2.0	(7.8)	NM
Operating margin	—%	—%			—%	0.9%

Overhead expense	21.3	32.6	(11.3)	(35)%	68.3	74.6	(6.3)	(8)%
Operating income (loss)	$(27.7)	$(19.5)	$(8.2)	(42)%	$14.3	$31.9	$(17.6)	(55)%

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	02/28/23	02/28/22
Cash and cash equivalents	$198.8	$308.9
Accounts receivable, net	261.7	287.7
Inventories, net	367.5	299.4
Accounts payable	158.4	173.4
Deferred revenue	203.0	176.8
Accrued royalties	83.2	84.2
Lines of credit and current portion of long-term debt	5.2	13.7
Long-term debt	—	—
Total debt	5.2	13.7
Net cash (debt) (1)	193.6	295.2
Total stockholders’ equity	1,149.9	1,185.3

Selected Cash Flow Items
	Three months ended		Nine months ended
	02/28/23	02/28/22	02/28/23	02/28/22
Net cash provided by (used in) operating activities	$7.6	$36.9	$28.9	$178.5
Add:
Net proceeds from sale of assets	—	—	—	10.4
Less:
Additions to property, plant and equipment	12.7	9.2	36.8	28.0
Prepublication expenditures	6.8	4.3	17.8	13.0
Free cash flow (use) (2)	$(11.9)	$23.4	$(25.7)	$147.9

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	02/28/2023			02/28/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(0.57)	$—	$(0.57)	$(0.44)	$0.06	$(0.38)
Net income (loss) (2)	$(19.2)	$—	$(19.2)	$(15.3)	$2.1	$(13.2)
Earnings (loss) before income taxes	$(26.2)	$—	$(26.2)	$(19.8)	$2.8	$(17.0)

Children’s Book Publishing and Distribution	$1.9	$—	$1.9	$5.0	$—	$5.0
Education Solutions	0.7	—	0.7	13.1	—	13.1
International (4)	(9.0)	—	(9.0)	(5.0)	0.4	(4.6)
Overhead (5)	(21.3)	—	(21.3)	(32.6)	2.4	(30.2)
Operating income (loss)	$(27.7)	$—	$(27.7)	$(19.5)	$2.8	$(16.7)

	Nine months ended
	02/28/2023			02/28/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$0.30	$—	$0.30	$0.80	$(0.14)	$0.67
Net income (loss) (2)	$10.6	$—	$10.6	$28.8	$(4.9)	$23.9
Earnings (loss) before income taxes (3)	$16.8	$—	$16.8	$36.0	$(6.7)	$29.3

Children’s Book Publishing and Distribution	$85.0	$—	$85.0	$68.5	$—	$68.5
Education Solutions	3.4	—	3.4	36.0	—	36.0
International (4)	(5.8)	—	(5.8)	2.0	1.1	3.1
Overhead (5)	(68.3)	—	(68.3)	(74.6)	(1.6)	(76.2)
Operating income (loss)	$14.3	$—	$14.3	$31.9	$(0.5)	$31.4

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and nine months ended February 28, 2022, the Company recognized a benefit of $0.7 and a provision of $1.8, respectively, for income taxes in respect to one-time pretax items.

(3) In the nine months ended February 28, 2022, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2 .

(4) In the three and nine months ended February 28, 2022, the Company recognized pretax severance of $0.1 and $0.7, respectively, and branch consolidation costs of $0.3 and $0.4, respectively.

(5) In the three and nine months ended February 28, 2022, the Company recognized pretax severance of $2.4 and $5.0, respectively. In the nine months ended February 28, 2022, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	02/28/23	02/28/22
Earnings (loss) before income taxes as reported	$(26.2)	$(19.8)
One-time items before income taxes	—	2.8
Earnings (loss) before income taxes excluding one-time items	(26.2)	(17.0)
Interest (income) expense	(1.4)	0.4
Depreciation and amortization (1)	16.1	16.1
Amortization of prepublication costs	6.1	6.4
Adjusted EBITDA (2)	$(5.4)	$5.9

	Nine months ended
	02/28/23	02/28/22
Earnings (loss) before income taxes as reported	$16.8	$36.0
One-time items before income taxes	—	(6.7)
Earnings (loss) before income taxes excluding one-time items	16.8	29.3
Interest (income) expense	(2.3)	2.2
Depreciation and amortization (1)	48.3	49.0
Amortization of prepublication costs	18.5	19.9
Adjusted EBITDA (2)	$81.3	$100.4

(1) For the three and nine months ended February 28, 2023, amounts include depreciation of $0.9 and $2.5, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $1.6 and $4.6, respectively, recognized in selling, general and administrative expenses. For the three and nine months ended February 28, 2022, amounts include depreciation of $1.0 and $2.9, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.3, respectively, and amortization of capitalized cloud software of $1.5 and $2.8, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

1